Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Third Quarter and First Nine Months 2022 Results

ORLANDO, FL, November 9, 2022 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the third quarter and first nine months of fiscal year 2022[1].

Third Quarter 2022 Highlights

•

Attendance was 7.3 million guests, an increase of 0.1 million guests or 1.5% from the third quarter of 2021. Compared to the third quarter of 2019, attendance decreased by 0.8 million guests or 9.7%. Excluding international guest visitation, group-related attendance, adverse weather impact (including Hurricane Ian), and calendar shift, attendance increased by approximately 2% when compared to the third quarter of 2019.

•

Total revenue was a record of $565.2 million, an increase of $44.0 million or 8.4% from the third quarter of 2021. Compared to the third quarter of 2019, total revenue increased by $91.5 million or 19.3%.

•	Net income was a record of $134.6 million, an increase of $32.5 million or 31.8% from the third quarter of 2021. Compared to the third quarter of 2019, net income increased by $36.5 million or 37.3%.
•

Adjusted EBITDA[2] was a record of $274.2 million, an increase of $8.9 million or 3.4% from the third quarter of 2021. Compared to the third quarter of 2019, Adjusted EBITDA increased by $67.3 million or 32.5%.

•

Total revenue per capita[3] increased 6.8% to a record $77.05 from the third quarter of 2021.  Admission per capita[3] increased 4.1% to a record $42.75, while in-park per capita spending[3] increased 10.4% to a record $34.30 from the third quarter of 2021.  Compared to the third quarter of 2019, total revenue per capita increased 32.1%, admission per capita increased 29.5%, and in-park per capita spending increased 35.5%.

First Nine Months 2022 Highlights

•

Attendance was 17.0 million guests, an increase of 1.8 million guests or 11.5% from the first nine months of 2021. Compared to the first nine months of 2019, attendance decreased by 0.9 million guests or 5.1%. Excluding international guest visitation and group-related attendance, attendance increased by approximately 2.2% when compared to the first nine months of 2019.

•

Total revenue was a record of $1,340.7 million, an increase of $207.8 million or 18.3% from the first nine months of 2021. Compared to the first nine months of 2019, total revenue increased by $240.5 million or 21.9%.

•

Net income was a record of $242.2 million, an increase of $57.2 million or 30.9% from the first nine months of 2021. Compared to the first nine months of 2019, net income increased by $128.5 million or 113.1%.

•

Adjusted EBITDA[2] was a record $574.6 million, an increase of $65.3 million or 12.8% from the first nine months of 2021. Compared to the first nine months of 2019, Adjusted EBITDA increased by $201.6 million or 54.0%.

•

Total revenue per capita[3] increased 6.2% to a record $78.86 from the first nine months of 2021.  Admission per capita[3] increased 4.4% to a record $43.52, while in-park per capita spending[3] increased 8.4% to a record $35.34 from the first nine months of 2021.  Compared to the first nine months of 2019, total revenue per capita increased 28.5%, admission per capita increased 24.8%, and in-park per capita spending increased 33.3%.

Other Highlights

•

The Company repurchased approximately 3.6 million shares of common stock at a total cost of approximately $183.9 million from August 2022 through October 2022. For the year-to-date period through October 2022, the Company has repurchased 12.3 million shares of common stock (or approximately 16% of total shares outstanding)[4] at a total cost of approximately $683.9 million.

•	In the third quarter of 2022, the Company came to the aid of 229 animals in need in the wild. The total number of animals the Company has helped over its history is more than 40,000.

“I am happy to report our sixth consecutive quarter of record financial results,” said Marc Swanson, Chief Executive Officer of SeaWorld Entertainment, Inc.  “While we achieved records for revenue, net income and Adjusted EBITDA in the quarter, these results still do not reflect a normalized operating environment and we still have significant scope to improve our execution and our financial

[1

] Given results of operations for the first nine months of 2021 were impacted by capacity limitations, modified/limited operations and/or temporary park closures, decreased demand due to public concerns associated with the COVID-19 pandemic, and restrictions on international travel, the Company believes a comparison of its results to the first nine months of 2019 provides a more meaningful insight on its performance and operating trajectory.  The Company provides a comparison versus both the first nine months of 2019 and 2021 in this release and will do so as well in its Form 10-Q.

[2

] This earnings release includes Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow which are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section and the financial statement tables for the definitions of Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

[3

] This earnings release includes key performance metrics such as total revenue per capita, admissions per capita and in-park per capita spending.  See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section for definitions and further details.

[4	] As of February 22, 2022.

results. We had a meaningful impact from adverse weather in the quarter, including Hurricane Ian, that we estimate led to 90,000 less guest visits during the quarter; international and group visitation are still not back to pre-Covid levels; our staffing is still not at optimized levels; and inflationary pressures continue to impact our costs. We are pleased with the growth in total revenue and total revenue per capita during the quarter which continued to demonstrate our pricing power and the strength of consumer spending in our parks.

Our cost management and the flow-through to Adjusted EBITDA for the quarter could have been better. To this end, we have enhanced and increased our efforts related to monitoring and managing costs throughout the enterprise and our initiatives to reduce costs and increase efficiencies.  As we highlighted last quarter, we have several new projects and initiatives in flight that we expect will help us work to offset the unusually high inflationary pressures and become a more efficient and profitable operating business over the coming quarters.  While inflationary pressures continue to exist, we expect certain cyclical, supply chain related and/or temporary cost pressures to moderate over the coming quarters.

We continue to benefit from a very strong financial position and significant free cash flow generation. This position allowed us to continue to take advantage of what we believe was an extremely attractive value being offered by the markets during the quarter as we continued to aggressively repurchase shares during the third quarter and have now repurchased 12.3 million shares or 16% of total shares outstanding[4] year to date.

We recently concluded another successful Halloween season at our parks featuring our award-winning Halloween events, which led to strong revenue growth this October compared to October 2021 and October 2019. Revenue for October was up approximately 13% compared to 2021 and approximately 45% compared to 2019. Over the next few weeks, we will begin our popular Christmas events at our SeaWorld, Busch Gardens and Sesame parks.  Our Christmas events feature exciting entertainment, unique food and beverage offerings and seasonal merchandise for guests of all ages.

As we have consistently demonstrated, our business model is strong and resilient, and we believe that we have significant opportunities to improve and grow our revenue and profitability.  As I’ve mentioned previously, we operate in an industry and in markets with growing demand trends over the long term and we have significant available guest capacity across our park portfolio. Our attendance levels are still below the total attendance levels we achieved in 2019 and well below our historical high attendance of approximately 25 million guests recorded in 2008.  We have made significant investments that we expect will continue to deliver strong returns and we have specific plans we are executing on today and plans for the future that give us high confidence in our ability to continue to deliver additional operational and financial improvements that we expect will lead to meaningful increases in shareholder value,” continued Swanson.

“Looking ahead, we are very excited about our plans for 2023 and the investments that we have made and will be making that we expect will drive meaningful growth and new records in revenue and Adjusted EBITDA,” concluded Swanson.

The Company has announced its line-up of new rides, attractions, events and upgrades, including, something new and meaningful in every one of its parks.  This line-up includes, among others:

•	Pipeline: The Surf Coaster at SeaWorld Orlando
•	Serengeti Flyer swing at Busch Gardens Tampa Bay
•	Darkoaster straddle coaster at Busch Gardens Williamsburg
•	Arctic Rescue rollercoaster at SeaWorld San Diego
•	Catapult Falls flume coaster at SeaWorld San Antonio
•	Riptide Race waterslide at Water Country USA
•	a refresh of Laguna Grill at Discovery Cove

The Company’s results of operations for the third quarter and first nine months of 2022 and 2021 continue to be impacted by the global COVID-19 pandemic due in part to a decline in both international and group-related attendance from historical levels.  Additionally, results of operations for the first nine months of 2021 were impacted by capacity limitations, modified/limited operations and/or temporary park closures, decreased demand due to public concerns associated with the pandemic, and severe restrictions on international travel.  In particular, beginning on April 1, 2021, capacity at the Company’s Busch Gardens Williamsburg park was limited to approximately 13,000 guests.  On May 28, 2021, theme park capacity restrictions in the State of Virginia were removed.  At the beginning of the second quarter of 2021, the Company’s SeaWorld San Diego park was operating under capacity restrictions in compliance with state safety guidelines for zoos.  On April 12, 2021, SeaWorld San Diego resumed theme park operations with limited capacity in accordance with the State of California guidelines for theme parks.  On June 15, 2021, all capacity restrictions for SeaWorld San Diego were removed in accordance with the State of California guidelines.

Third Quarter 2022 Results

In the third quarter of 2022, the Company hosted approximately 7.3 million guests, generated record total revenue of $565.2 million, record net income of $134.6 million and record Adjusted EBITDA of $274.2 million. Total attendance for the quarter increased by 0.1 million, or 1.5%, when compared to the prior year quarter.

Total revenue for the quarter increased by $44.0 million, or 8.4%, when compared to the prior year quarter.  The revenue improvement was a result of an increase in total revenue per capita and attendance.  Attendance benefitted largely from an increase in demand primarily from international guests when compared to prior year, which was impacted by more severe COVID-19 related restrictions on international travel. Attendance during the third quarter was also unfavorably impacted by adverse weather, including the impacts of Hurricane Ian in September 2022, which led to closures at the Company’s parks in Florida and Virginia for a combined 15 operating days. The Company estimates adverse weather including the hurricane, contributed to a decline of approximately 90,000 guests during the quarter. Compared to the third quarter of 2019, attendance decreased by 0.8 million guests, or 9.7%, primarily due to a decline of international guest visitation and group-related attendance along with a calendar shift and adverse weather, partially offset by the impact of additional operating days. Excluding international guest visitation, group-related attendance, calendar shift and the impact of adverse weather (including Hurricane Ian), attendance increased by approximately 2% when compared to the third quarter of 2019.

Admission per capita increased by 4.1% to $42.75, primarily due to the realization of higher prices in the Company’s admission products resulting from its strategic pricing efforts when compared to the prior year quarter.  In-park per capita spending increased 10.4% to $34.30. In-park per capita spending improved due to a combination of factors including pricing initiatives, improved product quality and mix and the impact of new or enhanced and expanded venues and/or other in-park offerings. Adjusted EBITDA was positively impacted by the increase in total revenue resulting from improvement in total revenue per capita and attendance partially offset by an increase in expenses.  The increase in expenses is primarily due to unusually high inflationary pressures, along with increased marketing costs and costs associated with new and/or expanded attractions and events as compared to the prior year quarter, which were partially offset by structural cost savings initiatives when compared to the third quarter of 2021.

	Three Months Ended September 30,		Change
	2022	2021	%
(In millions, except per share and per capita amounts)
Total revenues	$565.2	$521.2	8.4%
Net income	$134.6	$102.1	31.8%
Earnings per share, diluted	$1.99	$1.28	55.5%
Adjusted EBITDA	$274.2	$265.3	3.4%
Net cash provided by operating activities	$169.2	$168.4	0.5%
Attendance	7.3	7.2	1.5%
Total revenue per capita	$77.05	$72.13	6.8%
Admission per capita	$42.75	$41.06	4.1%
In-Park per capita spending	$34.30	$31.07	10.4%

First Nine Months 2022 Results

In the first nine months of 2022, the Company hosted approximately 17.0 million guests, generated record total revenue of $1,340.7 million, record net income of $242.2 million and record Adjusted EBITDA of $574.6 million. Total attendance for the first nine months increased by 1.8 million, or 11.5%, when compared to the first nine months of 2021.

Total revenue for the first nine months of 2022 increased by $207.8 million, or 18.3%, when compared to the first nine months of 2021.  The revenue improvement was primarily a result of an increase in attendance and along with an increase in total revenue per capita. Attendance benefitted primarily from an increase in demand resulting from a return to more normalized operations when compared to the first nine months of 2021, which included COVID-19 related impacts including limited operating days, a temporary park closure, capacity limitations at some of the Company’s parks and more severe restrictions on international travel.  Compared to the first nine months of 2019, attendance declined primarily due to a decline from international guest visitation and group-related attendance, partially offset by the impact of additional operating days when compared to 2019.  Excluding international guest visitation and group-related attendance, attendance increased by approximately 2.2% when compared to the first nine months of 2019.

Admission per capita increased by 4.4% to $43.52, primarily due to the realization of higher prices in the Company’s admission products resulting from its strategic pricing efforts, which was partially offset by the net impact of the admissions product mix when compared to the prior year period.  In-park per capita spending increased 8.4% to $35.34 due to a combination of factors including pricing initiatives, improved product quality and mix and the impact of new or enhanced and/or expanded venues and/or events or other in-park offerings, partially offset by a higher mix of pass attendance when compared to the prior year period.  Adjusted EBITDA was positively impacted by the increase in total revenue resulting from improvement in attendance and total revenue per capita partially offset by an increase in expenses.  The increase in expenses is primarily due to higher operating costs related to a return to more normalized operations, including labor and marketing costs and the impact of inflationary pressures which were partially offset by structural cost savings initiatives when compared to the first nine months of 2021.

	Nine Months Ended September 30,		Change
	2022	2021	%
(In millions, except per share and per capita amounts)
Total revenues	$1,340.7	$1,132.9	18.3%
Net income	$242.2	$185.0	30.9%
Earnings per share, diluted	$3.36	$2.31	45.5%
Adjusted EBITDA	$574.6	$509.3	12.8%
Net cash provided by operating activities	$468.9	$416.4	12.6%
Attendance	17.0	15.2	11.5%
Total revenue per capita	$78.86	$74.29	6.2%
Admission per capita	$43.52	$41.69	4.4%
In-Park per capita spending	$35.34	$32.61	8.4%

Share Repurchases

The Company repurchased approximately 3.6 million shares of common stock at a total cost of approximately $183.9 million from August 2022 through October 2022 under its prior share repurchase authorizations. From January 2022 through October 2022, the Company has repurchased approximately 12.3 million shares of common stock or approximately 16% of total shares outstanding[4] at a total cost of approximately $683.9 million.

Leverage and Liquidity

As of September 30, 2022, the Company’s Total Net Leverage Ratio[5] was 2.71x and total available liquidity was $479.9 million.[6]

Other

As of September 30, 2022, the Company’s current deferred revenue balance was $182.3 million, an increase of approximately 5.1% when compared to September 30, 2021, which included the impact of some COVID-19 related product extensions and one-time items, and an increase of 59.1% when compared to September 30, 2019.

Rescue Efforts

In the third quarter of 2022, the Company came to the aid of 229 animals in need. The total number of animals the Company has helped over its history is more than 40,000 including bottlenose dolphins, manatees, sea lions, seals, sea turtles, sharks, birds and more.

The Company is a leader in animal rescue.  Working in partnership with state, local and federal agencies, the Company’s rescue teams are on call 24 hours a day, seven days a week, 365 days a year, including during the temporary park closures in 2020 and 2021 due to the COVID-19 pandemic. Consistent with its mission to protect animals and their ecosystems, rescue teams mobilize and often travel hundreds of miles to help ill, injured, orphaned or abandoned wild animals in need of the Company’s expert care, with the goal of returning them to their natural habitat.

Conference Call

The Company will hold a conference call today, Wednesday, November 9, 2022 at 9 a.m. Eastern Time to discuss its third quarter and first nine months of fiscal year 2022 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.SeaWorldInvestors.com. Prior to the call, a slide presentation will be posted on the investor relations section of the Company's website at www.SeaWorldInvestors.com. For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on November 9, 2022 under the "Events & Presentations" tab of www.SeaWorldInvestors.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on November 9, 2022 through 11:59 p.m. Eastern Time on November 16, 2022 by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations and entering the conference code 8677683.

Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics

This earnings release and accompanying financial statement tables include several non-GAAP financial measures, including Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP.

[5

]Total Net Leverage Ratio is a non-GAAP financial metric defined in the Company’s credit agreement governing its Senior Secured Credit Facilities.  See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section for definitions and further details.

[6	] Including cash and cash equivalents and undrawn capacity on the Company’s revolving credit facility.

Adjusted EBITDA, Covenant Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of the Company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry.

Management believes the presentation of Covenant Adjusted EBITDA for the last twelve months is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Company’s credit agreement governing its Senior Secured Credit Facilities and the indentures governing its Senior Notes and First-Priority Senior Secured Notes (collectively, the “Debt Agreements”). Covenant Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

This earnings release includes the Company’s Total Net Leverage Ratio which is a non-GAAP financial metric defined in the Company’s credit agreement governing its Senior Secured Credit Facilities as total consolidated debt less unrestricted cash divided by Covenant Adjusted EBITDA for the last twelve month period.  Management believes the presentation of the Total Net Leverage Ratio is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Company’s Debt Agreements. The Total Net Leverage Ratio is a material component of these covenants.

This earnings release includes several key performance metrics including total revenue per capita (defined as total revenue divided by attendance), admission per capita (defined as admissions revenue divided by attendance) and in-park per capita spending (defined as food, merchandise and other revenue divided by attendance).  These performance metrics are used by management to assess the operating performance of its parks on a per attendee basis and to make strategic operating decisions.  Management believes the presentation of these performance metrics is useful and relevant for investors as it provides investors the ability to review financial performance in the same manner as management and provides investors with a consistent methodology to analyze revenue between periods on a per attendee basis.   In addition, investors, lenders, financial analysts and rating agencies have historically used similar per-capita related performance metrics to evaluate companies in the industry.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped over 40,000 animals in need over the Company’s history.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: the effects of the global COVID-19 pandemic, or any related mutations of the virus and its impact on the Company’s business and the economy in general; failure to hire and/or retain employees; a decline in discretionary consumer spending or consumer confidence, including any unfavorable impacts from Federal Reserve interest rate actions which may influence discretionary spending, unemployment or the overall economy; various factors beyond the Company’s control adversely affecting attendance and guest spending at its theme parks, including, but not limited to, weather, natural disasters, labor shortages, inflationary pressures, supply chain delays or shortages, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics (such as the recent declaration by the World Health Organization of Monkeypox as a global health emergency), travel related concerns, adverse general economic related factors including increasing interest rates, economic uncertainty, and recent geopolitical events outside of the United States, and governmental actions; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups before government regulators and in the courts; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, and/or regulators, bring action in the courts or create negative publicity about us; incidents or adverse publicity concerning the Company’s theme parks, the theme park industry and/or zoological facilities; environmental, social and corporate governance (“ESG”) matters or related incidents, including inclusion and diversity matters, the Company’s reporting of such matters, or sustainability ratings could negatively impact the Company’s business and results of operations; a significant portion of the Company’s revenues have historically been generated in the States of Florida, California and Virginia, and any risks affecting such markets, such as natural disasters, closures due to pandemics, severe weather and travel-related disruptions or incidents; seasonal fluctuations in operating results; inability to compete effectively in the highly competitive theme park industry; interactions between animals and the Company’s employees and its guests at attractions at its theme parks, animal exposure to infectious disease; high fixed cost structure of theme park operations; changing consumer tastes and preferences; cyber security risks to the Company or its third-party providers, failure to maintain or protect the integrity of internal, employee or guest data, and/or failure to abide by the evolving cyber security regulatory environment; technology interruptions or failures that impair access to the Company’s websites and/or information technology systems; increased labor costs, including minimum wage increases, and employee health and welfare benefits; inability to grow the business or fund theme park capital expenditures; inability to realize the benefits of developments, restructurings, acquisitions or other strategic initiatives, and the impact of the costs associated with such activities; inability to remediate an identified material weakness on a timely basis; adverse litigation judgments or settlements; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; unionization activities and/or labor disputes; inability to maintain certain commercial licenses; restrictions in its debt agreements limiting flexibility in operating the business; inability to retain the Company’s current credit ratings; the Company’s leverage and interest rate risk; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions, construction delays or impacts of supply chain disruptions on existing or new rides and attractions; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company’s business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; financial distress of strategic partners or other counterparties; tariffs or other trade restrictions; actions of activist stockholders; the ability of Hill Path Capital LP and its affiliates to significantly influence its decisions; the policies of the U.S. President and his administration or any changes to tax laws; changes in the method for determining LIBOR and the potential replacement of LIBOR may affect its cost of capital; mandates related to COVID-19 vaccinations for employees; changes or declines in its stock price, as well as the risk that securities analysts could downgrade the Company’s stock or its sector; risks associated with the Company’s capital allocation plans and share repurchases, including the risk that its share repurchase program could increase volatility and fail to enhance stockholder value and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

Investor Relations:

Matthew Stroud

Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Lisa Cradit

SVP – Head of Communications

(646) 245-2476

Lisa.cradit@seaworld.com

Libby Panke

FleishmanHillard

(314) 719-7521

Libby.Panke@fleishman.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2022	2021	$	%	2022	2021	$	%
Net revenues:
Admissions	$313,574	$296,694	$16,880	5.7%	$739,941	$635,699	$104,242	16.4%
Food, merchandise and other	251,633	224,512	27,121	12.1%	600,776	497,211	103,565	20.8%
Total revenues	565,207	521,206	44,001	8.4%	1,340,717	1,132,910	207,807	18.3%
Costs and expenses:
Cost of food, merchandise and other revenues	41,385	37,977	3,408	9.0%	105,943	87,092	18,851	21.6%
Operating expenses (exclusive of depreciation and amortization shown separately below)	215,899	195,113	20,786	10.7%	559,320	460,192	99,128	21.5%
Selling, general and administrative expenses	53,082	53,617	(535)	(1.0%)	155,299	128,271	27,028	21.1%
Severance and other separation costs (a)	—	—	—	ND	113	1,582	(1,469)	(92.9%)
Depreciation and amortization	37,216	36,306	910	2.5%	114,379	109,111	5,268	4.8%
Total costs and expenses	347,582	323,013	24,569	7.6%	935,054	786,248	148,806	18.9%
Operating income	217,625	198,193	19,432	9.8%	405,663	346,662	59,001	17.0%
Other (income) expense, net	(66)	(39)	(27)	(69.2%)	(110)	156	(266)	NM
Interest expense	30,556	28,372	2,184	7.7%	82,736	90,455	(7,719)	(8.5%)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (b)	—	58,827	(58,827)	NM	—	58,827	(58,827)	NM
Income before income taxes	187,135	111,033	76,102	68.5%	323,037	197,224	125,813	63.8%
Provision for income taxes	52,578	8,936	43,642	NM	80,857	12,249	68,608	NM
Net income	$134,557	$102,097	$32,460	31.8%	$242,180	$184,975	$57,205	30.9%
Earnings per share:
Earnings per share, basic	$2.00	$1.29			$3.39	$2.35
Earnings per share, diluted	$1.99	$1.28			$3.36	$2.31

Weighted average common shares outstanding:
Basic	67,176	78,962			71,450	78,804
Diluted (c)	67,569	79,950			72,130	80,065

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,			Last Twelve Months Ended September 30,
	2022	2021	2019	2022	2021	2019	2022
Net income	$134,557	$102,097	$98,028	$242,180	$184,975	$113,659	$313,718
Provision for income taxes	52,578	8,936	34,123	80,857	12,249	40,905	68,444
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (b)	—	58,827	—	—	58,827	—	—
Interest expense	30,556	28,372	21,463	82,736	90,455	64,063	108,923
Depreciation and amortization	37,216	36,306	40,822	114,379	109,111	120,325	153,928
Equity-based compensation expense (d)	4,472	13,076	1,162	15,554	24,331	8,444	32,241
Loss on impairment or disposal of assets and certain non-cash expenses (e)	3,540	1,291	1,425	12,555	4,978	2,217	14,676
Business optimization, development and strategic initiative costs (f)	4,656	2,307	9,270	14,050	5,654	18,262	17,155
Certain investment costs and other taxes (g)	53	56	468	1,053	472	4,930	1,411
COVID-19 related incremental costs (h)	4,957	13,560	—	5,930	17,928	—	10,564
Other adjusting items (i)	1,598	451	136	5,275	304	182	6,273
Adjusted EBITDA (j)	$274,183	$265,279	$206,897	$574,569	$509,284	$372,987	$727,333
Items added back to Covenant Adjusted EBITDA as defined in the Debt Agreements:
Estimated cost savings (k)							3,000
Other adjustments as defined in the Debt Agreements (l)							18,561
Covenant Adjusted EBITDA (m)							$748,894

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2022	2021	2019	2022	2021	2019
Net cash provided by operating activities	$169,240	$168,359	$146,297	$468,874	$416,437	$313,683
Capital expenditures	49,681	28,610	40,142	150,729	73,591	152,880
Free Cash Flow (n)	$119,559	$139,749	$106,155	$318,145	$342,846	$160,803

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of September 30, 2022	As of December 31, 2021
Cash and cash equivalents	$109,572	$443,707
Total assets	$2,355,488	$2,610,316
Deferred revenue	$182,267	$154,793
Long-term debt, including current maturities:
Term B Loans	1,188,000	1,197,000
Senior Notes	725,000	725,000
First-Priority Senior Secured Notes	227,500	227,500
Total long-term debt, including current maturities	$2,140,500	$2,149,500
Total stockholders’ deficit	$(420,302)	$(33,916)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Nine Months Ended September 30,		Change
	2022	2021	$	%
Capital Expenditures:
Core (o)	$100,197	$44,046	$56,151	127.5%
Expansion/ROI projects (p)	50,532	29,545	20,987	71.0%
Capital expenditures, total	$150,729	$73,591	$77,138	104.8%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2022	2021	#	%	2022	2021	#	%
Attendance	7,336	7,226	110	1.5%	17,002	15,250	1,752	11.5%
Total revenue per capita (q)	$77.05	$72.13	$4.92	6.8%	$78.86	$74.29	$4.57	6.2%
Admission per capita (r)	$42.75	$41.06	$1.69	4.1%	$43.52	$41.69	$1.83	4.4%
In-Park per capita spending (s)	$34.30	$31.07	$3.23	10.4%	$35.34	$32.61	$2.73	8.4%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL INFORMATION COMPARED TO 2019
(In thousands, except per share and per capita amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2022	2019	#	%	2022	2019	#	%
Total revenues	$565,207	$473,666	$91,541	19.3%	$1,340,717	$1,100,233	$240,484	21.9%
Net income	$134,557	$98,028	$36,529	37.3%	$242,180	$113,659	$128,521	113.1%
Net income per share, diluted	$1.99	$1.24	$0.75	60.5%	$3.36	$1.39	$1.97	141.7%
Adjusted EBITDA (t)	$274,183	$206,897	$67,286	32.5%	$574,569	$372,987	$201,582	54.0%
Net cash provided by operating activities	$169,240	$146,297	$22,943	15.7%	$468,874	$313,683	$155,191	49.5%
Attendance	7,336	8,123	(787)	(9.7%)	17,002	17,925	(923)	(5.1%)
Total revenue per capita	$77.05	$58.31	$18.74	32.1%	$78.86	$61.38	$17.48	28.5%
Admission per capita	$42.74	$33.00	$9.74	29.5%	$43.52	$34.86	$8.66	24.8%
In-Park per capita spending	$34.30	$25.31	$8.99	35.5%	$35.34	$26.52	$8.82	33.3%

NM-Not meaningful.

(a) Reflects restructuring and other separation costs.

(b) Reflects a loss on early extinguishment of debt and write-off of discounts and debt issuance costs primarily associated with the refinancing transactions in 2021.

(c) During the three and nine months ended September 30, 2022, there were approximately 328,000 and 246,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively. During the three and nine months ended September 30, 2021, there were approximately 178,000 and 143,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively.

(d) Reflects non-cash equity compensation expenses and related payroll taxes associated with grants of equity-based compensation.  For the three and nine months ended September 30, 2021 and twelve months ended September 30, 2022, includes equity compensation expense related to certain performance vesting restricted awards which were previously not considered probable of vesting.

(e) Reflects primarily non-cash expenses related to miscellaneous fixed asset disposals including asset write-offs and costs related to certain rides and equipment which were removed from service. Includes approximately $2.6 million for the three months ended September 30, 2022 and approximately $6.5 million for the nine and twelve months ended September 30, 2022 related to non-cash self-insurance reserve adjustments.

(f) For the three and nine months ended September 30, 2022, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $2.5 million and $7.6 million, respectively of third-party consulting costs and (ii) $1.8 million and $5.6 million, respectively of other business optimization costs and strategic initiative costs.

For the three and nine months ended September 30, 2021, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $1.7 million and $2.2 million, respectively of third-party consulting costs; (ii) $1.6 million of severance and other separation costs in the nine months ended September 30, 2021 associated with positions eliminated and (iii) $1.0 million and $2.1 million, respectively of other business optimization costs and strategic initiative costs.

For the three and nine months ended September 30, 2019, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $6.5 million and $12.5 million, respectively, of third party consulting costs and (ii) $1.2 million and $3.8 million, respectively, of severance and other employment costs primarily associated with positions eliminated.

For the twelve months ended September 30, 2022, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $9.7 million of third-party consulting costs and (ii) $6.6 million of other business optimization costs and strategic initiative costs.

(g) For the nine months ended September 30, 2019, includes approximately $4.3 million relating to expenses associated with the previously disclosed equity transaction.

(h) For the three, nine and twelve months ended September 30, 2022, includes approximately $4.1 million of certain legal matters related to the temporary COVID-19 park closures. For the twelve months ended September 30, 2022, also includes approximately $3.1 million of certain incremental, nonrecurring, temporary incentives paid to attract employees to return or remain in the workforce during the COVID-19 related environment and approximately $1.7 million of contract termination or modification costs related to impacts from the temporary COVID-19 park closures.

For the three and nine months ended September 30, 2021, includes approximately $9.2 million and $10.4 million, respectively, of nonrecurring contractual liabilities and legal costs impacted by the temporary COVID-19 park closures and approximately $4.1 million and $6.9 million, respectively, of incremental temporary labor related costs incurred to prepare and staff the parks and certain incremental, nonrecurring, temporary incentives paid to attract employees to return to or remain in the workforce during the COVID-19 related environment.

(i) Reflects the impact of expenses, net of insurance recoveries and adjustments, incurred primarily related to certain matters, which the Company is permitted to exclude under the credit agreement governing its Senior Secured Credit Facilities due to the unusual nature of the items.  Includes approximately $3.6 million for the nine and twelve months ended September 30, 2022 related to a legal settlement.

(j)Adjusted EBITDA is defined as net income before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items as described above.

(k) The Company’s Debt Agreements permit the calculation of certain covenants to be based on Covenant Adjusted EBITDA, as defined, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 24 month period related to certain specified actions, including restructurings and cost savings initiatives.  These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Debt Agreements and does not impact the Company’s reported GAAP net income.

(l) The Debt Agreements permit the Company’s calculation of certain covenants to be based on Covenant Adjusted EBITDA as defined, for the last twelve month period further adjusted for certain costs as permitted by the Debt Agreements including recruiting and retention expenses, public company compliance costs and litigation and arbitration costs, if any.

(m) Covenant Adjusted EBITDA is defined in the Debt Agreements as Adjusted EBITDA for the last twelve-month period further adjusted for net annualized estimated savings among other adjustments as described in footnote (k) and (l) above.

(n) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures.

(o) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(p) Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(q) Calculated as total revenues divided by attendance.

(r) Calculated as admissions revenue divided by attendance.

(s) Calculated as food, merchandise and other revenue divided by attendance.

(t) For a reconciliation of the Company’s Adjusted EBITDA for the nine months ended September 30, 2019, refer to table above.